EXHIBIT 99.1

Contact Information:
Jeffrey M. Watson	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP ANNOUNCES THE FINAL CLOSE OF STOCK OFFERING

LOS ANGELES, CA – October 1, 2007 – Manhattan Bancorp. (“Bancorp”) (OTCBB: MNHN) the holding company of Bank of Manhattan, N. A., a national bank, announced today the successful completion of the Bancorp’s initial public offering of common stock effective September 26, 2007. Bancorp obtained subscriptions for 2,442,631 shares, well in excess of the minimum of 2,150,000 shares offered in the Prospectus dated April 19, 2007. The completion of the offering, combined with funds received from organizers, provided total capital of $24.9 million to Bancorp with $23.5 million utilized to capitalize Bank of Manhattan.

“The response to the offering from over 300 local investors reflects the strong enthusiasm for a locally owned and managed community bank in Los Angeles, specifically in the South Bay” stated Jeffrey M. Watson, President and Chief Executive Officer.

Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to Bancorp’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in Bancorp’s Form SB-2 Registration Statement filed with respect to its initial public offering and other reports filed with the Securities and Exchange Commission. Bancorp does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.